                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the use in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Abigail Adams National Bancorp, Inc. of our report dated January 13, 1997 except for Notes 1 and 17, as to which the date is June 23, 1997, relating to the financial statements of Ballston Bancorp, Inc. and Subsidiary, as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, which appears in such Proxy Statement/Prospectus. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.



STOY, MALONE & COMPANY, P.C.


Bethesda, Maryland
October 3, 1997